UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

HERSHA HOSPITALITY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor

Philadelphia, Pennsylvania 19106

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 20, 2013, Hersha Hospitality Trust (the “Company”), through certain subsidiaries, entered into a purchase and sale agreement with BRE NE Hospitality Holdings LLC (“BRE NE”), an affiliate of Blackstone Real Estate Advisors L.P, pursuant to which the Company has agreed to sell to BRE NE 16 non-core hotel properties for an aggregate purchase price of approximately $217.0 million.  The transaction is expected to close by the end of the first quarter of 2014 and is subject to the satisfaction of customary closing conditions, including the receipt of lender and franchisor consents.  Accordingly, no assurance can be given that the transaction will close as expected or at all.

The 16 hotel properties to be sold to BRE NE are as follows:

Franchise	Number of Rooms	Location	Outstanding Principal Balance, as of August 31, 2013, of Mortgage Debt to be Assumed or Repaid (in thousands)
Holiday Inn Express	133	Hauppauge, NY	$8,888	(2)
Hampton Inn	161	Brookhaven, NY	13,012	(2)
Hampton Inn	98	West Haven, CT	-
Hampton Inn	101	Smithfield, RI	-
Courtyard by Marriot	118	Langhorne, PA	13,948	(1)
Residence Inn	100	Langhorne, PA	-
Holiday Inn Express	88	Langhorne, PA	5,928	(1)
Holiday Inn Express & Suites	155	King of Prussia, PA	11,721	(1)
Courtyard by Marriot	130	Ewing, NJ	-
Hyatt House	128	Bridgewater, NJ	14,492	(1)
Courtyard by Marriot	78	Wilmington, DE	7,259	(2)
Inn at Wilmington	71	Wilmington, DE	4,263	(2)
TownePlace Suites	107	Harrisburg, PA	-
Holiday Inn Express	78	Hershey, PA	-
Residence Inn	78	Carlisle, PA	-
Hampton Inn & Suites	110	Hershey, PA	-
			$79,511	(1)

(1)

The total outstanding principal balance, as of August 30, 2013, of the mortgage debt to be assumed by BRE NE at the closing, subject to the receipt of lender consents, will be approximately $46.1 million.  At the closing, the total outstanding principal balance of the mortgage debt that is expected to be assumed by BRE NE will be less than $46.1 million as a result of the amortization of principal.  The outstanding principal balance of the mortgage debt that is expected to be assumed by BRE NE will be applied and credited toward payment of the aggregate purchase price.

(2)

The total outstanding principal, as of August 30, 2013, of the mortgage debt that is expected to be repaid by the Company at the closing will be approximately $33.4 million.  At the closing, the total outstanding principal balance of the mortgage debt that is expected to be repaid by the Company will be less than $33.4 million as a result of the amortization of principal.

1

At the closing, deposits aggregating $9.2 million will be applied and credited toward payment of the aggregate purchase price. The Company anticipates receiving, after the repayment of mortgage debt, total cash proceeds of approximately $137.5 million, excluding deal costs, from the sale of the 16 non-core hotel properties to BRE NE.

The foregoing summary of the purchase and sale agreement does not purport to be complete and is qualified in its entirety by reference to the actual text of the purchase and sale agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The purchase and sale agreement is subject to closing conditions and other terms and conditions customary for real estate transactions and no assurances can be given that the transactions contemplated by the agreement will close during the first quarter of 2014 or at all.  The purchase and sale agreement contains representations and warranties of the parties thereto made to and solely for the benefit of each other, and such representations and warranties should not be relied upon by any other person.  The assertions in those representations and warranties were made solely for purposes of the transactions contemplated by the purchase and sale agreement and are subject to important qualifications and limitations agreed to by and between the parties in connection with negotiating the  purchase and sale agreement.  Accordingly, security holders should not rely on the representations and warranties as accurate or complete in characterization of the actual state of facts as of any specified date because such representations and warranties are modified in important part by the underlying disclosure schedules, are subject to a contractual standard of materiality different from that generally applicable to security holders and were used only for the purpose of conducting certain due diligence inquiries and allocating risks and not for establishing all material facts with respect to the matters addressed.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits

10.1       Purchase and Sale Agreement (regarding the sale of sixteen hotel properties), dated September 20, 2013, by and among 2144 Associates Hershey, 3144 Associates, Sawmill Three, LLC, 44 Hersha Smithfield, LLC, HHLP Brookhaven Associates, LLC, HHLP Harrisburg Friendship, LP, 44 Carlisle Associates, HHLP Langhorne One Associates, LP, Inn America Hospitality at Ewing, LLC, HHLP Wilmington Associates, LP, HHLP Oxford Valley Associates, LP, HHLP Hauppauge Associates, LLC, HHLP King of Prussia Associates, LP, HHLP Bridgewater Associates, LLC and HHLP Wilmington Associates, LP individually and collectively as sellers, and BRE NE Hospitality Holdings LLC, or its designee, as purchaser.

2

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: September 24, 2013	By:	/s/ Ashish Parikh
Ashish R. Parikh
Chief Financial Officer

EXHIBIT INDEX

Exhibit

Number       Description

10.1       Purchase and Sale Agreement (regarding the sale of sixteen hotel properties), dated September 20, 2013, by and among 2144 Associates Hershey, 3144 Associates, Sawmill Three, LLC, 44 Hersha Smithfield, LLC, HHLP Brookhaven Associates, LLC, HHLP Harrisburg Friendship, LP, 44 Carlisle Associates, HHLP Langhorne One Associates, LP, Inn America Hospitality at Ewing, LLC, HHLP Wilmington Associates, LP, HHLP Oxford Valley Associates, LP, HHLP Hauppauge Associates, LLC, HHLP King of Prussia Associates, LP, HHLP Bridgewater Associates, LLC and HHLP Wilmington Associates, LP individually and collectively as sellers, and BRE NE Hospitality Holdings LLC, or its designee, as purchaser.